Exhibit 5.1

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

September 15, 2009

B&G Foods, Inc.
Four Gatehall Drive, Suite 110
Parsippany, New Jersey  07054

Re:  Final Prospectus Supplement

Ladies and Gentlemen:

We have acted as counsel to B&G Foods, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form S-3 (Registration No. 333-160425) filed by the Company pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on July 2, 2009 and declared effective by the Commission on July 15, 2009 (the “Registration Statement”); the preliminary prospectus supplement relating to 10,000,000 shares (“Shares”) of the Company’s Class A common stock, par value $0.01 per share, dated September 9, 2009 together with the Company’s final base prospectus dated July 2, 2009, as filed on September 9, 2009 with the Commission under Rule 424(b)(5) (collectively, the “Preliminary Prospectus”); and the final prospectus supplement relating to the Shares dated September 14, 2009 together with the Company’s final base prospectus dated July 2, 2009, as filed today with the Commission under Rule 424(b)(5) (collectively, the “Prospectus”).  The Company will sell the Shares pursuant to the Underwriting Agreement (the “Underwriting Agreement”) substantially in the form filed as Exhibit 1.1 to the Current Report on Form 8-K filed today by the Company with the Commission (the “Current Report”).  This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter other than as to the validity of the Shares.

In rendering the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering this opinion, including the following documents:

(1)	the Registration Statement;
(2)	the Preliminary Prospectus;
(3)	the Prospectus;
(4)	the form of Underwriting Agreement; and
(5)

the Company’s Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on October 14, 2004 and the Company’s Amended and Restated Bylaws dated May 22, 2007.

As to the facts on which this opinion is based, we have relied upon certificates of public officials, certificates and written statements (including representations in the Underwriting Agreement) of officers and representatives of the Company, and the due performance by the parties of their respective obligations set forth in the Underwriting Agreement. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as copies.

The opinion expressed herein is limited to the Delaware General Corporation Law and we express no opinion concerning any other laws (including, without limitation, the application of the securities or “blue sky” laws of any state to the offer and/or sale of the Shares).  As used herein, the “Delaware General Corporation Law” includes the statutory provisions contained therein and reported judicial decisions interpreting those laws.

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that when (i) the Underwriting Agreement has been executed and delivered by the parties thereto, and (ii) the Shares are issued and delivered against receipt by the Company of payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

This opinion is given as of the date of the Prospectus, and we assume no obligation to advise you of any changes in the foregoing subsequent to the date of the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to the Current Report.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP
Dechert LLP